Exhibit 99.1

Bridgeline to Acquire Woorank SRL to accelerate its eCommerce360 Strategy.

Woburn, Mass., Feb. 3, 2021 (GLOBE NEWSWIRE) -- Bridgeline Digital, Inc. (NASDAQ: BLIN), a provider of cloud-based Marketing Technology software, announced today that it entered into an agreement to acquire (pending approval) 100% of the stock in Woorank SRL.

Woorank helps companies increase their online traffic, leads and sales with an artificial intelligence system that analyzes their website relative to their competitors and partners to make intelligent recommendations for optimizing search engine organic rankings.

These capabilities fit perfectly into Bridgeline’s eCommerce360 strategy to help its customers increase traffic, conversion, and average order size with an intelligent recommendation dashboard and broad suite of apps. Woorank is sold with a touchless sales process through www.woorank.com and touchless sales is another important part of Bridgeline’s eCommerce360 strategy.

Headquartered in Brussels Belgium, since 2010 Woorank has analyzed 50M websites, welcomed more than 1 million registered users in 6 languages and currently creates 700 new accounts each day while serving 1 million monthly visits.

“The technical synergies between Bridgeline and Woorank will bring great value to both customer bases,” said Nils De Moor, Co-Founder and Chief Technology Officer of Woorank SRL.  “I look forward to leading new innovations with Bridgeline and executing the eCommerce360 strategy.”

“By joining forces with Bridgeline, the Woorank team will increase investment in innovation, bring new capabilities to its more than 300 customers, and will further accelerate new customer acquisition,” said Boris Demaria, Co-Founder of Woorank SRL.

“We’re proud to add Woorank to the Bridgeline Unbound product suite” said Ari Kahn, President and CEO of Bridgeline Digital. “Woorank will be a central part of our strategy and it’s technology moves our eCommerce360 strategy forward by 12 months.  The Woorank web site will also serve as an important part of our lead generation strategy and serve as a critical part to our sales process.”

About Woorank SRL

Woorank is a leading SEO audit and digital marketing tool that can look at your site through Google’s eyes and generate an instant audit of your site’s technical, on-page and off-page SEO.  Woorank’s clear, actionable insights not only help companies increase their search ranking and website traffic, but also improve audience engagement, conversion, and customer retention rates.  To learn more, please visit www.woorank.com.

About Bridgeline

Bridgeline helps companies grow online revenues by increasing their traffic, conversion rate, and average order value with its Unbound platform and suite of apps.  To learn more, please visit www.bridgeline.com or call (800) 603-9936.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended.  Forward-looking statements are those involving future events and future results that are based on current expectations, estimates, forecasts, and projections as well as the current beliefs and assumptions of the Company’s management.  We often use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “predict,” “will,” “would,” “could,” “should,” “target” and similar expressions to identify forward-looking statements.  All statements contained in this press release that are not statements of historical fact and other estimates, projections, future trends and the outcome of events that have not yet occurred referenced in this press release should be considered forward-looking statements, including, without limitation, any statement that that Bridgeline and Woorank will receive the necessary consents to consummate the acquisition, that the acquisition of Woorank will be consummated, that the strategic goals set forth in the press release will be realized if the acquisition is consummated, and whether the acquisition of Woorank will increase the customer base and technological capabilities of Bridgeline. Actual results or events could differ materially from those indicated in forward-looking statements as a result of risks and uncertainties.  Bridgeline does not assume any obligation to update the information contained in this press release.

Contact:

Jeremy LaDuque

EVP of Marketing

Bridgeline Digital, Inc.

press@bridgeline.com